UNITED STATES
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The Talbots, Inc.

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The Talbots, Inc.
Annual Meeting of Shareholders
May 19, 2011
Supplemental Information Regarding Proposal No. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The following communication was sent to certain shareholders of The Talbots, Inc. beginning on May 5, 2011.
May 5, 2011
Dear Shareholder,
     At our 2011 Annual Meeting of Shareholders, Talbots shareholders are being asked to vote on a non-binding proposal to approve the compensation of our named executive officers. Our Board of Directors has unanimously recommended that our shareholders vote “FOR” this advisory proposal.
     The proxy advisory firms ISS and Glass Lewis have recently recommended to their clients that they vote against this proposal, asserting that there is a disconnect between the Company’s performance and the compensation of our named executive officers, including for our CEO. For the reasons set forth under “Executive Compensation” in our 2011 Proxy Statement, including our Compensation Discussion and Analysis, we strongly disagree with their recommendation.
     Our pay has been closely tied to performance during our turnaround transition:
•	Approximately 78% of our CEO’s ongoing “target” direct compensation is variable compensation tied to our performance.

•	Our annual incentive compensation plan has been fully tied to the progress of our turnaround.
•	No annual incentive awards were made for 2008, based on our performance.

•	A limited annual incentive award was made for 2009, based on our improved year-over-year operating performance. Our CEO’s award was $240,000.

•	Our 2010 annual incentive award was tied entirely to our meeting the significant financial goals set under the plan at the beginning of the year. Our 2010 operating income was $31.4 million, an increase of $40.1 million compared to an operating loss of $8.7 million for 2009.
•	Our long-term incentive plan is entirely equity-based, and thereby fully linked to our stock price performance.

•	No base salary increases have been made for our CEO since 2007 when our CEO was first hired, reflecting our turnaround efforts. Our CEO also waived a proposed salary increase for 2011.

•	The one-time performance award made in 2010 was entirely contingent on and subject to the completion of our 2010 comprehensive financing solution, which substantially deleveraged our balance sheet.

•	Our CEO’s 2010 total direct compensation, including this one-time 2010 performance award, was positioned below the median of our market consensus of peer group data and retail industry survey data referenced below.
     We believe that the ISS and Glass Lewis recommendations are based on incomplete analysis and a “one size fits all” approach and fail to take into account that we are in a turnaround and have structured our pay programs around achievement against our turnaround progression (as discussed below).
     We also believe that when focusing on truly relevant peer companies (as were included within the pay study conducted by the Compensation Committee’s independent compensation consultant), the data from publicly available disclosures indicate that the pay of our top five executives as a group, and of the CEO in isolation, fall significantly below the peer companies’ median levels. We believe our peer group composition has been tailored to the companies that (1) compete for the same executive talent and (2) more closely resemble Talbots competitive, operating and customer profile. The companies relevant for these purposes are those that operate primarily within the higher-end fashion retailer market.1 We believe that this industry niche is materially different in terms of operations, consumer target and executive recruitment from the groups of general retailers ISS and Glass Lewis are believed to have relied upon.
     ISS and Glass Lewis reference a supposed disconnect in our pay-for-performance. ISS also references a supposed non-performance based increase in CEO compensation for 2010. This is misplaced and fails to reflect how and on what basis our CEO was compensated in 2010.
•	Our CEO’s total direct compensation for 2010 (consisting of base salary, annual incentive payout for fiscal year 2010 performance, and grant date value of 2010 long-term equity incentive award, without the one-time incentive award discussed below) was positioned at the 25th percentile of our market consensus, based on an analysis performed by the Committee’s independent compensation consultant, using both peer group data and retail industry survey data.

•	Under our 2010 annual incentive program (“MIP”) our Compensation Committee set financial targets for our management team that required substantial financial operating performance improvement for 2010 versus the prior year. Our 2010 operating income was $31.4 million, an increase of $40.1 million compared to an operating loss of $8.7 million for 2009, resulting in incentive

[1]	The retail companies in our peer group were:

Abercrombie & Fitch Co. American Eagle Outfitters AnnTaylor Stores Chico’s FAS Coach	Coldwater Creek The Gap J. Crew Liz Claiborne Macy’s	Nordstrom, Inc. Polo Ralph Lauren Tiffany & Co. Williams-Sonoma

awards paid to our executives at approximately 78% of the pre-established MIP “target” financial performance goal. Our CEO’s annual incentive award for 2010 was $936,000, based solely on achieving our 2010 MIP financial metrics.
•	Our CEO’s compensation for 2010 also included a one-time incentive award made in April 2010 of $1.5 million, which ISS apparently viewed as non-performance based. This one-time incentive award was contingent on the successful completion of our 2010 comprehensive financing solution. Two-thirds of this incentive award was in the form of equity (RSUs).

•	This one-time 2010 incentive award was fully performance based.
•	Our Compensation Committee viewed this comprehensive transaction, if completed, as achieving a crucial step in the Company’s turnaround and was a central focus of our management team throughout the second half of 2009 and up through April 2010, when the transaction was successfully completed. As a result of this comprehensive transaction (and measured as of the closing date), we reduced our debt by approximately $361.5 million, ending 2010 with total debt of $25.5 million, compared to total debt of $486.5 million at the end of fiscal 2009. We increased our stockholders’ equity by approximately $327.3 million, ending 2010 with positive stockholders equity of $183.6 million, compared to a stockholders’ deficit of $185.6 million at the end of fiscal 2009.

•	This incentive award was approved in February 2010 with the award entirely contingent on the consummation and completion of this transaction, which was highly complex, critically important to our liquidity and turnaround and the outcome of which was not assured. Completion of the deal was subject to and contingent upon approval by our target’s shareholders, consummation of the debt financing providing for net proceeds of at least $200.0 million, and holders of at least 90% of our target’s public warrant holders agreeing to exchange their warrants for Talbots equity. Achievement of these steps required management’s devoted attention, while also focusing on running the day-to-day business of the Talbots brand.

     Our Business Turnaround
     It is also important to note that beginning in 2007, the Company has undergone a substantial transformation of its business directed at improving long-term shareholder value.
•	New Leadership
•	Trudy Sullivan, our President and CEO, joined the Company in mid-2007 to lead a complete turnaround and re-engineering of our Company

•	We developed a new long-term strategic plan to reinvigorate the Talbots brand and streamline operations

•	Over the next two years, we recruited a strong team of experienced senior leaders to execute on this strategy, including a new Chief Operating Officer/Chief Financial Officer, a Chief Creative Officer, a Chief Marketing Officer and a Chief Supply Chain Officer
•	Transformed the Company (2008-2010)
•	Successfully closed Men’s, Kids, UK businesses

•	Established “Tradition Transformed” platform for growth of the Talbots brand

•	Identified and achieved approximately $150.0 million in cost savings in 2009

•	Introduced new Upscale Outlet concept — a key growth initiative

•	Formed strategic sourcing partnership with Li & Fung

•	Sold our J. Jill brand business

•	In April 2010, completed a comprehensive financing solution, which significantly deleveraged our balance sheet and established the enhanced financial foundation needed to continue our turnaround progression
•	2010 and Beyond
•	Began the roll-out of our store re-image program

•	Developed a 3-year IT systems strategy and began implementation of a merchandise/assortment planning and allocation system

•	Began implementing our multi-year store segmentation strategy to drive increased sales productivity across the store base

•	Announced the acceleration of our store rationalization plan with an expectation to close approximately 90 to 100 stores and consolidate or downsize approximately 15 to 20 stores over the next two years.
Summary
     In summary, we have developed a pay-for-performance approach that is fully appropriate for our Company in turnaround mode. Above all, our goal is to attract and retain executives who we believe are most qualified to face the difficult challenges involved in transforming the Talbots brand and to provide appropriate incentive to bring about the successful completion of our turnaround, for the benefit of all of our shareholders as well as for the loyal supporters of the Talbots brand.

     We are committed to the continuous evaluation of our compensation programs and to adjusting those programs to reflect progress toward our turnaround as well as input from our shareholders.
     For the above reasons, we respectively ask you to vote “FOR” the advisory vote on executive compensation.

Sincerely,

/s/ Julie Lorigan Julie Lorigan
Senior Vice President
Investor and Media Relations
Certain statements contained in this letter are forward looking and may be identified by such terms as “will,” “expect,” “plan,” “strategy,” “achieve,” “goal” and similar terms or variations. These statements are based on assumptions of future events that may not prove to be accurate and involve substantial risk and uncertainty including those included under “Risk Factors” in our 2010 Annual Report on Form 10-K filed with the SEC and available on the Investor Relations section of our website at www.talbotsinc.com. Actual results may differ materially from those expected or implied.